                                                                 EXHIBIT 12.1(a)



                              AXA FINANCIAL, INC.


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                     (IN MILLIONS, EXCEPT EARNINGS RATIOS)



                                         THREE MONTHS                   YEARS ENDED DECEMBER 31,
                                        ENDED MARCH 31,   ----------------------------------------------------
                                             2000           1999       1998       1997       1996       1995
                                        ---------------     ----       ----       ----       ----       ----
Pre-tax earnings from continuing
  operations..........................     $  656.6       $2,075.9   $1,604.0   $1,103.0   $  515.8   $  645.2
Excess of equity in earnings of
  Investees over distributed income...        (67.3)           8.7       14.1        2.0       15.7       44.4
Equity in losses of 50% or less owned
  investees...........................         17.4           54.8       41.2       24.8       17.6       20.9
Minority interest in losses of
  consolidated real estate joint
  ventures............................          0.0            0.0        0.0        0.0       (1.0)      (4.2)
                                           --------       --------   --------   --------   --------   --------
Pre-tax earnings before fixed
  charges.............................        606.7        2,139.4    1,659.3    1,129.8      548.1      706.3
                                           ========       ========   ========   ========   ========   ========
Fixed Charges:
Interest expense......................      1,621.9        5,024.3    4,702.2    4,235.4    3,092.0    2,905.7
Subsidiary's preferred dividends......          5.3           21.2       21.3       12.1       18.7       19.9
Rent expense amounts representative of
  the interest factor.................         71.2           88.2       71.9       63.3       61.8       55.7
                                           --------       --------   --------   --------   --------   --------
Total fixed charges...................      1,698.4        5,133.7    4,795.4    4,310.8    3,172.5    2,981.3
                                           --------       --------   --------   --------   --------   --------
Total Earnings and Fixed Charges......     $2,305.1       $7,273.1   $6,454.7   $5,440.6   $3,720.6   $3,687.6
                                           ========       ========   ========   =======    ========   ========
Ratio of Earnings to Fixed Charges....        1.357          1.417      1.346      1.262      1.173      1.237
                                           ========       ========   ========   ========   ========   ========